 AGREEMENT OF LEASE
(Southcenter South Industrial Park)

THIS AGREEMENT OF LEASE IS MADE as of September __, 2005, between THE TRUSTEES UNDER THE WILL AND OF THE ESTATE OF JAMES CAMPBELL, DECEASED, acting in their fiduciary and not their individual capacities ("Landlord"), and ZONES, INC., a Washington corporation ("Tenant").

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises, for the Term, commencing on the Commencement Date, subject to the terms, covenants, conditions and provisions of this Lease.

1.             DEFINITIONS. Whenever used in this Lease, the following terms shall have the meanings indicated below:

1.1  Additional Rent. The Common Area Rent, Tax Rent, and all other amounts, except Fixed Rent, payable by Tenant under this Lease.

1.2  Brokers. Wilma Warshak of Colliers International represented the Landlord ("Landlord's Broker"), and Michael A. Hemphill of The Andover Company, Inc. represented Tenant ("Tenant's Broker").

1.3  Building. The improvements known as Southcenter South Industrial Park, Glacier Building (the "Building") located at 6540 Glacier Street, in Tukwila, Washington, and with an agreed area of 82,172 square feet as shown on Exhibit A, plus the Building Parcel.

1.4  Building Parcel. The land described on Exhibit B attached and any other parcels of land at any time designated by Landlord to be added thereto (but only so long as such designation remains unrevoked) which are, or are to be, used for or in conjunction with the Building, including, but not limited to, parking areas, landscaping and all improvements to any such parcels.

1.5  Commencement Date. October 15, 2005 or the date determined as provided in Section 2.2.

1.6  Common Areas. As defined in Section 4.1.

1.7  Fixed Rent. The Fixed Rent will be as set forth below and will be payable in monthly installments (see Section 3).

MONTHS	MONTHLY INSTALLMENT
1-3	$12,300 per month
4-7	$0.00 per month
8-36	$12,300 per month
37-64	$13,776 per month

1.8  Floor Loading Limit. An average load on the slab of 250 pounds per square foot.

1.9  Governmental Authority. The United States, the State of Washington, and any political subdivision thereof or any local public or quasi-public authority, agency, department, commission, board, bureau or instrumentality of any of them including, with respect to matters pertaining to insurance, rating bureaus or insurance carriers to the extent they have power to impose conditions on the issuance of policies or the coverage thereof.

1.10  Governmental Requirements. Any law, ordinance, code, order, rule or regulation of any Governmental Authority.

1.11  Landlord. The party named as Landlord herein until a sale, transfer or lease, and thereafter the Person or Persons, collectively, who shall, for the time being, be liable for the obligations of Landlord under the provisions of Section 6.3 of this Lease.

1.12  Necessary Approvals. Any permit, license, certificate or approval or other evidence of compliance with any Governmental Requirements necessary to the lawful occupancy of the Premises and the issuance of the insurance required to be carried hereunder for the Permitted Uses.

1.13  Notice Address.

Landlord:	The Estate of James Campbell
Attn: President, Real Estate
Investment Management
425 California Street, Suite 1000
San Francisco, California 94104

With copy to Managing Agent:	Mr. John Wanamaker
GVA Kidder Mathews
12886 Interurban Ave S.
Tukwila, WA 98168

Tenant:	Zones, Inc.
1102 15th Street SW, Suite 102
Auburn, WA 98001-6509
Attn: Ronald McFadden, CFO

1.14  Office Park. Southcenter South Industrial Park as legally described in the Protective Covenants.

1.15  Permitted Uses. Office and warehouse but specifically excluding public warehousing, truck terminals, custom houses and container terminals.

1.16  Person. A natural person, firm, partnership, association, corporation or limited liability company, as the case may be.

1.17  Premises. Suite 160 in the Building with an agreed area of approximately 26,943 square feet as shown on Exhibit A.

1.18  Prepaid Rent. $15,260.00, payable upon the full execution of this Lease, to be applied to the Fixed Rent and Additional Rent payable for the first full month of the Lease Term that such sums are due payable by Tenant pursuant to this Lease.

1.19  Protective Covenants. Declaration of Protective Covenants recorded in the official records of King County, Washington under Recording No. 7704210775, as now or hereafter amended.

1.20  Rent. The Fixed Rent and the Additional Rent.

1.21  Security Deposit. Not applicable.

1.22  Tenant's Pro Rata Share. 32.79%.

1.23  Term. Sixty-four (64) full calendar months unless earlier terminated pursuant to this Lease.

Exhibit A	-	Floor Plan of Premises
Exhibit B	-	Legal Description of Building Parcel
Exhibit C	-	Tenant Improvements

2.             CONSTRUCTION--COMMENCEMENT DATE.

2.1  Landlord's Work.

2.1.1  Landlord shall perform certain work in preparing the Premises for occupancy by Tenant all as set forth in Exhibit C and in this section ("Tenant Improvements").

2.1.2  If Tenant desires improvements beyond the Tenant Improvements set forth in Exhibit C, and Landlord and Tenant agree as to further additional work, Tenant shall, within five (5) days after written demand, pay to Landlord as Additional Rent, the agreed upon cost and expense to Landlord of supplying and installing such additional work, materials and installations (including sales tax and design fees), plus ten percent (10% of such cost and expense for Landlord's overhead, less a credit equal to the cost to Landlord of materials specified in Exhibit C (if any) for which substitutes were installed at Tenant's request.

2.1.3  Landlord shall perform the Tenant Improvements, provided, however, that Landlord shall have the right on an on-going basis to make any changes required by any Governmental Authority. Landlord shall perform work only once, it being understood that Landlord's obligation to perform the work with respect to Tenant Improvements is a single, non-recurring obligation.

2.1.4  Tenant will be permitted entry into the Premises on September 19, 2005 for the purpose of installing data and telephone cabling and wires, installation of warehouse racking, installation of office work stations and any other needed preparation of the Premises for occupancy by Tenant or for any other purpose permitted by Landlord; provided, however, that such early entry will be at Tenant's sole risk and subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Fixed Rent and Additional Rent, which will commence on the Commencement Date. Tenant will not interfere with or delay Landlord's performance of the Tenant Improvements. All rights of Tenant under this Section 2.1.4 will be subject to the requirements of all applicable building codes and zoning requirements. Tenant may use its own contractors for the installation of warehouse racking and office data and telephone cabling.

2.2           Commencement Date.

2.2.1  The Commencement Date listed in Section 1 of this Lease represents an estimate of the actual Commencement Date. The actual Commencement Date shall be the first to occur of the following events: (i) three (3) days after Landlord notifies Tenant the Premises are available for Tenant's occupancy in the condition required pursuant to Section 2.1 of this Lease, or (ii) the date on which Tenant takes possession of the Premises for purposes other than completing tenant improvements. If the Commencement Date is later than the estimated Commencement Date specified in Section 1 above, this Lease shall not be void or voidable. If the Commencement Date is a day other than the first day of the calendar month, unless otherwise agreed in writing by Landlord and Tenant, the Term shall not commence until the first day of the first calendar month staring after the Commencement Date, however all of the other terms and conditions of this Lease (including those regarding the payment of rent) shall be applicable on the Commencement Date.

2.2.2  Tenant waives any damages which may result from any delay in the substantial completion of the work described in Section 2.1 or delivery of possession of the Premises. If Tenant takes possession of the Premises prior to the Commencement Date for the purpose of doing business in the Premises, Tenant's obligation to pay Rent hereunder and to observe and perform all other conditions and agreements hereunder with respect to the Premises shall commence on such earlier date of taking possession of the Premises. Notwithstanding the foregoing, Tenant shall not take possession of the Premises prior to the Commencement Date for such purposes without Landlord's written permission.

2.2.3  In the event that substantial completion of the Tenant Improvements is delayed by reason of delays caused or occasioned by Tenant, this Lease shall commence on the date that this Lease would have commenced had not the completion of Tenant Improvements been so delayed by the Tenant, as reasonably determined by Landlord.

2.2.4  The taking of possession of the Premises by Tenant shall be deemed an acceptance of the Premises and substantial completion by Landlord of the Tenant Improvements.

2.2.5  Promptly after the Commencement Date, Landlord shall complete and send to Tenant the Verification Letter attached to this Lease as Exhibit D. Tenant shall execute and return the Verification Letter to Landlord within fifteen (15) days of receipt.

2.3  Ownership of Improvements. All installations, alterations, additions, improvements, fixtures and other property which are now or at any time hereafter attached to, or located upon the Premises, made or installed by either party, including all pipes, ducts, conduits, wiring, paneling, decorations, partitions, railings, mezzanine floors, galleries and the like, shall be and remain the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or sooner termination of the Term in accordance with Exhibit C attached to this Lease. None of the foregoing shall be deemed to include any of Tenant's furniture, trade fixtures and personal property which are removable without damage to the Premises. To the extent Tenant is required to remove any improvements made by Tenant to the Premises upon the expiration or sooner termination of the Term, Landlord will notify Tenant of such removal requirement at the time Landlord approves the installation of any such improvements.

2.4   Option to Extend Term.

2.4.1  Landlord grants to Tenant one (1) Option (the "Option") to extend the Term for an additional term of five (5) years (the "Extension"), on the same terms, conditions, and covenants set forth in the Lease, except as provided below. The Option shall be exercised only by written notice delivered to Landlord at least one hundred eighty (180) days prior to the expiration of the Term. If Tenant fails to deliver to Landlord written notice of the exercise of an Option within the prescribed time period, such Option shall lapse, and there shall be no further right of Tenant to extend the Term. The Option shall be exercisable by Tenant only upon the express conditions precedent that, at all times prior to the commencement of such Extension, (a) Tenant has not been and shall not be in default under any of the provisions of the Lease, and (b) the Lease shall be in full force and effect. The foregoing Option is personal to Tenant and may not be exercised by any assignee or subtenant of Tenant.

2.4.2  The Fixed Rent shall be increased on the first day of the Extension to the "Fair Rental Value of the Premises" (as defined below), determined in the following manner:

(a)  Landlord and Tenant shall endeavor in good faith upon Tenant's exercise of the Option to agree upon the Fair Rental Value of the Premises. If Landlord and Tenant have not been able to agree on the Fair Rental Value of the Premises within thirty (30) days after Tenant's exercise of the Option, the Fixed Rent for the Extension shall be determined as follows: within forty five (45) days following the exercise of the Option, Landlord and Tenant shall endeavor in good faith to agree upon a single appraiser. If Landlord and Tenant are unable to agree upon a single appraiser within the 45 day period, each shall then, by written notice to the other, within ten days after the 45 day period, appoint one appraiser. Within ten (10) days after the two appraisers are appointed, the two appointed appraisers shall appoint a third appraiser. If either Landlord or Tenant fails to appoint its respective appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Rental Value of the Premises. If the two appointed appraisers fail to agree on the third appraiser, the third appraiser shall be appointed by the then-president of the Seattle, Washington Chapter of the Appraisal Institute. Each party shall bear the cost of the appraiser appointed by it, and the parties shall share equally the cost of the third appraiser.

(b)  The term "Fair Rental Value of the Premises" shall mean the rent that a ready and willing tenant would pay, at the time of the commencement of the Extension, as monthly Fixed Rent to a ready and willing lessor of property comparable to the Premises, if such property were exposed for lease on the open market for a reasonable period of time, and taking into account all of the purposes for which such property may be used, and not just the use proposed to be made of the property by Tenant. Currently, 6,000 square feet of the Premises is built out as office space. If, at the time of the Extension, Tenant is using only 4,000 square feet of the office space within the Premises as office space, then the Fair Rental Value of the Premises will be calculated based on the use of 2,000 square feet of the office space within the Premises as warehouse space. If, however, Tenant is using more than 4,000 square feet of office space as office space, the Fair Rental Value of the Premises will be calculated using office rental rates for the full 6,000 square feet. The Fair Rental Value of the Premises shall be the average of the two of the three appraisals which are closest in amount, and the third appraisal shall be disregarded. In no event shall the Fixed Rent be reduced by reason of such computation. If the Fair Rental Value of the Premises is not determined prior to the commencement of the Extension, then Tenant shall continue to pay to Landlord the Fixed Rent applicable to the Premises immediately prior to the Extension, until the Fair Rental Value of the Premises is determined, and when it is determined, Tenant shall pay to Landlord within ten (10) days after receipt of written notice the difference between the Fixed Rent actually paid by Tenant to Landlord and the new Fixed Rent determined under this Section 2.4.

3.             RENT.

3.1         Payment. All Rent shall be paid in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, at the address of Landlord set forth in this Lease or at such other place as Landlord in writing may designate, without any set-off or deduction whatsoever and without any prior demand therefor.

3.2          Fixed Rent. Tenant shall pay the annual Fixed Rent in equal monthly installments in advance on the first day of each calendar month included in the Term.

3.3          Tax Rent.

3.3.1        Definitions. In addition to the Fixed Rent, Tenant shall pay to Landlord, Tenant's Pro Rata share of Real Property Taxes ("Tax Rent"), utilizing the following definitions:

(a)  "Real Property Taxes" shall mean real and personal property taxes, LID's, assessments, and other governmental impositions and charges of every kind and nature, now or hereafter imposed, including surcharges with respect thereto, which may during the Term of this Lease be levied, assessed, imposed, or otherwise become due and payable with respect to the Building, including Tenant Improvements, and including the Building Parcel and all improvements, fixtures, and equipment thereon, or the use, occupancy or possession thereof; taxes on Property of Tenant (as described in subsection 3.3.4) which have not been paid by Tenant directly to the taxing authority; costs and expenses, including costs of appraisers, attorneys and consultants incurred in negotiating, reviewing or appealing any taxes; and any taxes levied or assessed in addition to, in lieu of, or as a substitute for, in whole or part, taxes now levied or assessed or any other tax upon owning, leasing or rents receivable by Landlord from the Building, but not including any federal or state income tax imposed on Landlord. Real Property Taxes will not include business and occupation taxes paid by Landlord unless such taxes are substituted for or otherwise replace real property taxes to be paid by Landlord with respect to the Building, the Tenant Improvements or the Building Parcel.

(b)  "Tenant's Share of Real Property Taxes" shall mean the amount of Real Property Taxes payable during any calendar year by Landlord multiplied by Tenant's Pro Rata Share.

3.3.2  Additional Rent for Estimated Tenant's Share of Real Property Taxes. Each year Landlord shall furnish Tenant with a written statement setting forth the estimate of Tenant's Share of Real Property Taxes for such calendar year. One-twelfth (1/12) of such amount shall be Additional Rent payable by Tenant with installments of Fixed Rent. Until Landlord provides Tenant with the written statement provided for above in this paragraph, Tenant shall continue to pay Tenant's Share of Real Property Taxes in the monthly amount specified in the last such written statement given to Tenant by Landlord. If during a calendar year Landlord obtains information regarding Real Property Taxes which alters Landlord's prior estimates of Tenant's Share thereof, by written notice to Tenant, Landlord may adjust the amount due from Tenant under this Section 3.3.2 during the balance of that calendar year to reflect such new information.

3.3.3  Actual Real Property Taxes. After the close of each calendar year or portion thereof, Landlord shall deliver to Tenant a written statement setting forth the Tenant's Share of Real Property Taxes during the preceding calendar year. If Tenant's Share of Real Property Taxes for any calendar year exceeds the estimated Tenant's Share of Real Property Taxes determined as provided in the preceding subsection 3.3.2, Tenant shall pay the amount of such excess to Landlord as added Additional Rent within thirty (30) days after receipt of such statement by Tenant. If such statement shows such amount to be less than the amount paid by Tenant to Landlord pursuant to the preceding subsection 3.3.2, then the amount of such overpayment shall be credited by Landlord to the next due Rent payable by Tenant; however, upon the expiration or sooner termination of the Term, if Tenant has otherwise complied with all other terms and conditions of this Lease, Landlord shall refund any unpaid excess to Tenant.

3.3.4  Personal Property Taxes. Tenant shall pay, prior to delinquency, all Personal Property Taxes payable with respect to all Property of Tenant located on the Premises or the Building and promptly upon request of Landlord shall provide written proof of such payment. As used herein, "Property of Tenant" shall include all improvements, fixtures and equipment which are paid for or owned by Tenant. "Personal Property Taxes" shall include all property taxes assessed against the Property of Tenant, whether assessed as real or personal property.

3.3.5  Real Property Tax Proceedings. In the event Landlord shall obtain a tax refund as a result of Real Property Taxes reduction proceedings or other proceedings of similar nature, then Tenant shall, provided Tenant is not then in default, and after the final conclusion of all appeals or other remedies, be entitled to the net refund of Real Property Taxes obtained based upon Real Property Taxes paid by Tenant which is the subject of the refund. As used herein, the term "net refund" means the refund plus interest, if any, thereon, paid by the Governmental Authority less appraisal, engineering, expert testimony, attorney, printing and filing fees and all other costs and expenses of the proceeding. Tenant shall not have the right to institute or participate in any such proceedings without the consent of Landlord, it being understood that the commencement, conduct, and settlement thereof shall be determined by Landlord. To the extent Tenant is entitled to any net refund, Landlord shall pay Tenant such net refund within ninety (90) days after Landlord's receipt of such net refund.

3.4           Common Area Rent.

3.4.1  Definitions. In addition to the Fixed Rent, Tenant shall pay to Landlord as Additional Rent, Tenant's Pro Rata Share of Common Area Operating Costs ("Common Area Rent"), using the following definitions:

(a)  "Common Area Operating Costs" shall mean (1) the pro rata portion, allocated on the basis of the ratio which the area of the Building Parcel bears to the then area of the Office Park, of the expenses of the operation, maintenance and repair of the Common Areas of the Office Park in accordance with the Protective Covenants, (2) insurance premiums for insurance carried by Landlord on the Building or the Building Parcel, (3) the cost of landscape maintenance on the Building Parcel and periodic painting and repair of the exterior of the surface of the Building, (4) repair and maintenance of the roof of the Building (including the roof membrane and exterior of the Building), and (5) all expenses paid or incurred by Landlord for maintaining, operating and repairing the Common Areas (as defined in (b) through (e) of Section 4.1), the Building and the Building Parcel and the equipment and personal property used in conjunction therewith, including, without limitation, the costs of compliance with Governmental Requirements, the costs of refuse collection, water, sewer, electricity, and other utilities services, supplies and cleaning services, services of independent contractors, compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance and repair of the Common Areas and its equipment, the maintenance and repair of parking areas, curbs, landscaping, lighting and outdoor facilities, licenses, permits and inspection fees, taxes, liability insurance for the Office Park including the Building, property management fees, legal and accounting expenses and any other expense or charge whether or not hereinabove described which in accordance with generally accepted accounting and/or property management practices would be considered an expense of maintaining, operating or repairing the Common Areas, the Building or the Building Parcel, excluding:

(1)  Costs of any special services rendered to individual tenants (including Tenant) for which a special charge is made; and

(2)  Real Property Taxes (as defined in Section 3.3 of this Lease).

(3)  Repairs required to be made by Landlord at Landlord's expense pursuant to Section 6.1.

(b)           "Actual Costs" shall mean the actual expenses paid or incurred by Landlord for Common Area Operating Costs during any calendar year of the term hereof.

(c)           "Actual Costs Allocable to the Premises" shall mean Actual Costs multiplied by Tenant's Pro Rata Share.

(d)           "Estimated Costs Allocable to the Premises" shall mean Landlord's estimate of Actual Costs Allocable to the Premises to be given by Landlord to Tenant pursuant to subsection 3.4.2 below.

(e)            If during any year, the Building is less than fully occupied, then, for purposes of calculating Tenant's Pro Rata Share of Common Area Operating Costs for that year, the amount of expenses that fluctuate with Building occupancy shall be imputed to be the amount which, in Landlord's reasonable estimation, they would have been had the Building been fully occupied for that entire year.

3.4.2  Additional Rent for Estimated Costs. Each year Landlord shall furnish Tenant a written statement of the Estimated Costs Allocable to the Premises for such calendar year: One-twelfth (1/12) of such amount shall be Additional Rent payable by Tenant with installments of Fixed Rent. Until Landlord provides Tenant with the written statement provided for above in this paragraph, Tenant shall continue to pay the amount of the Estimated Costs Allocable to the Premises specified in the last such written statement given to Tenant by Landlord. If during a calendar year Landlord obtains information regarding Common Area Operating Costs which alters Landlord's prior estimate of the Estimated Costs Allocable to the Premises, by written notice to Tenant, Landlord may adjust the amount due from Tenant under this Section 3.4.2 during the balance of that calendar year to reflect such new information. Estimated Costs Allocable to the Premises will not include business and occupation taxes unless such taxes are substituted for or replace real property taxes to be paid by Landlord.

3.4.3  Actual Costs. After the close of each calendar year or portion thereof, Land-lord shall deliver to Tenant a written statement setting forth the Actual Costs Allocable to the Premises during the preceding calendar year. If such costs for any calendar year exceed Estimated Costs Allocable to the Premises paid by Tenant to Landlord pursuant to the preceding subsection 3.4.2, Tenant shall pay the amount of such excess to Landlord as Additional Rent within thirty (30) days after receipt of such statement by Tenant. If such statement shows such costs to be less than the amount paid by Tenant to Landlord pursuant to the preceding subsection 3.4.2, then the amount of such overpayment by Tenant shall be credited by Landlord to the next succeeding installment of Rent payable by Tenant; however, upon the expiration or sooner termination of the Term, if Tenant has otherwise complied with all of the terms and conditions of this Lease, Landlord shall refund the excess to Tenant within ninety (90) days.

3.5  End of Term. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any adjustment between Estimated and Actual Costs Allocable to the Premises and Tenant's Share of Real Property Taxes with respect to the calendar year in which such termination occurs shall be prorated on the basis which the number of days from commencement of such calendar year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the statement of such adjustment with respect to such Lease Year.

3.6  Additional Rent. Unless another time shall be herein expressly provided, Additional Rent shall be due and payable on demand or together with the next succeeding installment of Fixed Rent, whichever shall first occur; and Landlord shall have the same remedies for failure to pay the Additional Rent as for a non-payment of Fixed Rent.

3.7  Rent for a Partial Month. For any portion of a calendar month included at the beginning or end of the Term, Tenant shall pay 1/30th of each monthly installment of Rent for each day of such portion, payable in advance at the beginning of such portion.

3.8  Interest; Late Charges. If Tenant fails to pay Rent within five (5) days of the due date, a late charge equal to the greater of $50.00, or five percent (5%) of the unpaid amount, shall be assessed and be immediately due and payable by Tenant. In addition, from and after ten (10) days after the due date of any payment of Rent, interest shall accrue thereon at the rate of the lesser of 1-1/2% per month or the maximum rate permitted by law.

3.9  Sales Tax. Tenant shall pay any sales, use, occupancy, value added (if the value added is not in lieu of Real Property Taxes as described in Section 3.3) or similar tax now or hereafter levied or imposed in connection with the Rent payable by Tenant, but not including any federal, state or local income tax or business and occupation tax imposed upon Landlord.

4.   COMMON AREAS.

4.1  Common Areas. Landlord hereby grants to Tenant a nonexclusive license in common with Landlord and with others to use for the purposes permitted under this Lease: (a) the common areas of the Office Park as defined in the Protective Covenants for ingress and egress to the Premises, (b) the hallways, lobby, if any, and such public conveniences of the Building as may from time to time be designated by Landlord, (c) the parking lot and parking area serving the Building, (d) private streets and roads serving the Premises, and (e) any other areas or improvements in or around the Building or Building Parcel, including all exterior lighting, now or hereafter to be used in common by or for the common benefit of Landlord and the tenants of the Building or other buildings. The items set forth in (a) through (e) above are collectively referred to as "Common Areas". Notwithstanding any of the provisions herein contained, Landlord shall retain a nonexclusive right to the use of the Common Areas and all other parts of the Office Park. No schedule, exhibit, sketch, plan, drawing, rendering, brochure, flyer, or the like shall be deemed to create a warranty, representation or agreement on the part of Landlord that the Office Park or the Building will be or will continue to be exactly as indicated thereon, and Landlord reserves the right to (i) increase, reduce or change the number, type, size, location, elevation, nature and use of any of the Common Areas in the Office Park, and (ii) make changes, additions, alterations, or improvements in or to the Common Areas or the Office Park (including additional buildings), and (iii) dedicate all or any part of the Common Areas or the Office Park to any Governmental Authority having jurisdiction. Subject to occasional temporary closures necessary for any work within the Common Areas, Landlord shall not make changes to the Common Areas which materially and adversely affect Tenant's ability to conduct business within the Premises. Tenant shall have no rights with respect to the land or improvements below the exterior floor slab level or above the interior surface of the ceiling of the Premises or air rights or any easements, in, on, about, below or above the Premises.

4.2         Parking. Tenant and its visitors, agents and employees shall be permitted to park in the parking lot serving the Building and located on the Building Parcel, and Tenant understands that parking spaces shall not be reserved but on a first-in basis. Tenant and Tenant's visitors, agents and employees shall park their passenger vehicles, trucks or delivery vehicles only in the paved parking area serving the Building and located on the Building Parcel and not in any other parts of the Office Park, including any unpaved areas, railroad rights of way or easements or any fire lanes or corridors. In addition, Tenant shall not, at any time, park or permit the parking of any vehicles or visitor parking in any part of the parking areas which are restricted or designated as driveways, loading area, access areas, crosswalks, entrance areas, exit areas or in any other manner which would in any way restrict and/or hamper the flow of traffic. In utilizing parking areas and spaces, all Persons shall park at their own risk and it is specifically understood and agreed that the Landlord shall not be liable in any way for any injury to person or property or loss by theft or damage or otherwise of said vehicle(s) or the contents thereof or from any other cause whatsoever. Vehicles may be moved in order to permit Landlord to examine the parking areas and spaces and to make such repairs, replacements and improvements as Landlord may deem necessary and reasonably desirable in accordance with and subject to the terms, conditions and covenants of this Lease.

4.2.1  Tenant agrees to enforce all parking requirements or rules and regulations imposed by any Governmental Authority or Landlord. Landlord reserves the right to tow away any vehicle in violation of such requirements, rules or regulations.

4.2.2  Use of the Common Areas and all parts of the Office Park shall be subject to such rules and regulations including the right to allocate the number of spaces available to each tenant or occupant of the Building as Landlord may from time to time adopt on a uniform or nondiscriminatory basis, including the establishment of validation systems, barriers or gates, permits and stickers for parking and other systems as Landlord may, from time to time, adopt. In the event of an allocation of parking spaces, Tenant shall be allocated Tenant's Pro Rata Share of the parking spaces serving the Building.

5.             UTILITIES SERVICE.

5.1  Utilities. Tenant shall be solely responsible and shall pay separately for all charges for fuel, heat, water, sewer service, refuse collection, gas, electricity, telephone and for all other utilities used or consumed in the Premises. It is understood that Landlord shall not be required to provide any services or utilities to Tenant, and Tenant shall make any necessary arrangements to have all of such services or utilities billed directly to and paid directly by Tenant.

5.2  Directory. If Landlord constructs a Building directory, Tenant shall be allotted Tenant's Pro Rata Share of the available space on such directory.

6.             LANDLORD'S ADDITIONAL COVENANTS.

6.1  Repairs by Landlord. Landlord shall repair, maintain and replace the roof structure, floor structure, exterior walls and foundations of the Building, and the plumbing, electrical and other utility systems serving but which are located outside of the Premises (excluding, however, repairs to windows, doors, saddles and plate glass), and the load-bearing walls and load-bearing columns, if any, within the Premises, provided that Landlord shall not be obligated hereby to do any work required to be done because of any damage caused by any act, omission or negligence of Tenant and its invitees, licensees, their respective officers, agents and employees or their customers. Routine maintenance or repair costs incurred in connection with the maintenance and repairs described in the preceding sentence shall be considered Common Area Operating Costs but replacements or repairs of a capital nature (as determined in accordance with generally accepted accounting principles) shall be at Landlord's cost and expense and shall not be a Common Area Operating Cost. Landlord shall not be required to commence any such repair until after notice from Tenant that the same is necessary, which notice, except in the case of an emergency, shall be in writing and shall allow Landlord ten (10) days in which to commence such repair. When necessary by reason of accident or other cause occurring in the Building or in the Premises or in order to make any repairs or alterations or improvements in or relating to the Building or the Premises, Landlord reserves the right to interrupt the supply of electricity, water and gas or any other utility and also to suspend the operation of the heating and air conditioning system, where there shall be one installed in the Building, until said repairs, alterations or improvements shall have been completed. There shall be no abatement in Rent because of any such interruption or suspension, however, Landlord shall pursue such work with reasonable continuity, diligence and dispatch and in such a manner as to cause a minimum of interference with Tenant's use of the Premises. Landlord shall maintain the landscaping on the Building Parcel and periodically paint and repair the exterior surfaces of the Building and the cost thereof shall be a Common Area Operating Cost as set forth in Section 3.4; provided, however, if Landlord paints the entire Building during the Term of this Lease, such costs will be amortized and will not be a one-time charge. In addition, Landlord, at Landlord's discretion, may clean and maintain parking areas and entryways if the Tenant fails to keep such areas clean and in good condition, and the cost thereof shall be a Common Area Operating Cost as set forth in Section 3.4.

6.2          Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and performing Tenant's obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without hindrance, ejection or molestation by any Person lawfully claiming under Landlord, subject to the other terms and provisions of this Lease, the Protective Covenants and to all mortgages and underlying leases of record to which this Lease is or may become subject and subordinate.

6.3          Landlord's Liability.

6.3.1  In the event of a sale or transfer of all or any portion of the Building or Building Parcel or an undivided interest therein, or in the event of the making of a lease of all or substantially all of the Building or Building Parcel (an "Overlease"), or in the event of a sale or transfer of the Landlord's fee or leasehold estate in any such Overlease, the grantor or transferor, as the case may be, shall thereafter be entirely relieved of all terms, covenants and obligations thereafter to be performed by Landlord under this Lease to the extent of the interest or portion so sold or transferred, provided that (a) any amount then due and payable to Tenant or for which Landlord or the then grantor or transferor would otherwise then be liable to pay to Tenant (it being understood that the owner of an undivided interest in the fee or any such Overlease shall be liable only for his or its proportionate share of such amount) shall be paid to Tenant, (b) the interest of the grantor or transferor, as Landlord, in any funds then in the hands of Landlord or the then grantor or transferor, in which Tenant has an interest, shall be transferred to the then grantee or transferee, and (c) notice of such sale, transfer or Overlease, shall be delivered to Tenant. Upon the termination of any such Overlease, the lessor thereunder shall become and remain liable as Landlord hereunder only so long as there shall not be made another such Overlease.

6.3.2  Tenant agrees that it shall look solely to the estate and property of Landlord in the land and buildings comprising the Building and Building Parcel (subject to prior rights, if any, of holders of superior interests) for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord; and no other assets of Landlord or any Person having any interest in Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

6.3.3  So long as the Trustees Under the Will and of the Estate of James Campbell, Deceased, constitute Landlord, subject to Section 6.3.2 above, any liability which may arise as a consequence of the execution of this Lease by or on behalf of the Landlord shall be a liability of the assets of the Estate of James Campbell and not the personal liability of any trustee, corporate officer of a corporate trustee or employee of the Estate of James Campbell.

7.            TENANT'S ADDITIONAL COVENANTS.

7.1   Affirmative Covenants. Tenant covenants, at its expense, at all times during the Term:

7.1.1  To use the Premises only for the Permitted Use and for no other purpose and in no event shall Tenant permit the use of the Premises in violation of any Governmental Requirements, in violation of any covenants and restrictions affecting the Building and Building Parcel, including those set forth in the Protective Covenants, or for any unlawful, or noxious or offensive purpose or in such a manner as to constitute a nuisance.

7.1.2  To (a) store all trash and refuse in appropriate sealed and covered containers either within the Building or in a concealed location designated by Landlord and shall attend to the regular disposal and removal thereof, (b) receive all deliveries, load and unload goods, merchandise, supplies, fixtures, equipment, furniture and rubbish only through proper service doors, and loading docks serving the Building, but in no event through the main front entrance thereof, and (c) not change the exterior colors or architectural treatment of the Premises or make any alterations or changes to the exterior of the Building, or the grading, planting or landscaping of the exterior of the Premises without Landlord's prior written approval. In addition, there shall be no outside storage of any kind permitted without Landlord's written consent.

7.1.3  Except for repairs required to be made by Landlord, Tenant shall take good care of the Premises and, at Tenant's sole cost and expense, shall make all improvements, repairs and replacements of the interior and exterior nonstructural portions of the Premises, foreseen or unforeseen as and when needed to preserve the Premises in good working order and condition. Without affecting or limiting Tenant's obligations set forth in this preceding sentence, Tenant, at Tenant's sole cost and expense, shall provide (a) maintenance and repair of the electrical, heating, plumbing and air conditioning systems in the Premises; (b) generally keep and maintain the Premises, both interior and exterior, in good repair and condition; and (c) repair and maintain all exterior and interior doors, windows, partitions, lighting, glass, floor surfaces and entry ways. Tenant specifically acknowledges that the floor loading limit within the Premises is as set forth in Section 1, and Tenant agrees not to load the floor in excess of such limit. Before installing any heavy equipment or fixtures in the Premises, Tenant shall submit the plans and specifications therefor to Landlord for approval. Tenant shall at all times during the term of this Lease, keep and maintain in full force and effect maintenance and repair contracts for the benefit of Landlord and Tenant, providing for the service, maintenance, and repair of the heating, ventilating and air conditioning systems of the Premises.

7.1.4  To make all repairs, alterations, additions or replacements to the Premises, including appurtenances, equipment, interior and exterior facilities and fixtures related thereto, including any protective bollards located on the Building Parcel, arising out of Tenant's use or occupancy of the Premises or necessary to satisfy any Governmental Requirement; to keep the Premises equipped with all safety appliances so required because of such use or occupancy; and otherwise to comply with the orders and regulations of any Governmental Authority. Tenant acknowledges that Landlord may be required or may desire to subdivide or plat the Building Parcel and grant easements thereon, and Tenant agrees to consent to or join in such documents to the extent reasonably required by Landlord.

7.1.5  To pay promptly when due the entire cost of any work to the Premises, including equipment, facilities and fixtures therein, undertaken by Tenant, so that the Premises and the Building shall, at all times, be free of liens for labor and materials; to procure all Necessary Approvals before undertaking such work; to do all such work in a good and workmanlike manner acceptable to Landlord, employing materials of good quality; to perform such work in such manner as to insure proper maintenance of good and harmonious labor relationships; and to comply with any Governmental Requirements relating thereto.

7.1.6  To indemnify and save Landlord harmless of and from all loss, cost, liability, damage and expense, including, but not limited to, attorneys' fees, penalties and fines, incurred in connection with or arising from (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Premises, the Building, the Building Parcel or the Office Park by Tenant or any Person claiming through or under Tenant, or (c) acts, omissions or negligence of Tenant or any Person claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any Person claiming through or under Tenant, in or about the Premises, the Building, the Building Parcel or the Office Park, either prior to or during the Term or any holdover period or renewal period thereafter, or (d) any claims by any Persons, by reason of injury to Persons or damage to property occasioned by any use, occupancy, act, omission or negligence referred to herein. Notwithstanding the foregoing or any other provision of this Lease, in the event of the concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors, and that of Landlord, its agents, employees or contractors, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Premises or the Building, Tenant's obligation to indemnify Landlord as set forth in this Lease shall be limited to the extent of Tenant's negligence and that of Tenant's agents, employees, sublessees, invitees, licensees or contractors, including Tenant's proportional share of costs of attorneys' fees and expenses incurred in connection with any action, claim or proceeding brought with respect to any injury or damage. The foregoing indemnity with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease. As between Landlord and Tenant, the foregoing indemnity is specifically and expressly intended to constitute a waiver of Tenant's immunity under Washington's Industrial Insurance Act, RCW Title 51, to the extent necessary to provide Landlord with a full and complete indemnity from claims made by Tenant and its employees, to the extent of their negligence.

7.1.7  To pay on demand any increase in premiums that may be charged on insurance carried by Landlord resulting from Tenant's use or occupancy of the Premises.

7.1.8  Landlord and Landlord's agents and employees shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant's business or damage to person or property sustained by Tenant resulting from any accident or occurrence (unless caused by or resulting from the negligence of Landlord, its agents, servants or employees other than accidents or occurrences against which the Tenant is insured or required to be insured) or in or upon the Premises or the Building or the Office Park, including, but not limited to, claims for damage resulting from: (a) any equipment or appurtenances becoming out of repair; (b) injury done or occasioned by wind; (c) any defect in or failure of plumbing, heating or air conditioning or ventilation equipment, electric wiring or installation thereof, gas, water, steam or other pipes, stairs, porches, railings or walks; (d) broken glass; (e) the backing up of any pipe or downspout; (f) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Building or the Premises; (g) the escape of steam or hot water; (h) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks or any other place upon or near the Building or the Premises or otherwise; and (i) any act, omission or negligence of other tenants, licensees or of any other persons or occupants of the Building or Office Park.

7.1.9  To permit Landlord and its agents to have access in and about the Premises including, without limitation, the right to enter the Premises on twenty-four (24) hours prior notice (except in the case of emergency) to examine the Premises or for the purpose of performing any obligation of Landlord under this Lease or exercising any right or remedy reserved to Landlord in this Lease; to erect, install, use and maintain in concealed locations pipes, ducts and conduits in and through the Premises; to exhibit the Premises to others; to make such decorations, repairs, alterations, improvements or additions, or to perform such maintenance, as Landlord may deem necessary or desirable. Landlord shall have the right, from time to time, to change the name, number or designation by which the Building is commonly known. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, core corridor walls, doors and entrances) and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair, are hereby reserved to Landlord.

7.1.10  To pay on demand Landlord's expenses, including reasonable attorneys' fees, at trial and on appeal, or in arbitration or mediation, incurred in successfully enforcing any obligation of the Tenant under this Lease or incurred in any action or proceeding arising out of or pursuant to this Lease.

7.1.11  To cause to be discharged of record by payment and to indemnify, defend and hold harmless Landlord from and against all liability and expense arising from any mechanic's lien at any time filed against the Premises or the Building Parcel for any work, labor, services or materials claimed to have been performed at, or furnished to the Premises, for or on behalf of Tenant, or anyone holding the Premises through or under Tenant. Nothing in this Lease contained shall be construed as a consent on the part of Landlord to subject Landlord's estate in the Premises, the Building or Build-ing Parcel to any lien or liability under applicable law.

7.1.12  Upon the expiration or other termination of the Term, to quit and surrender the Premises to Landlord, broom clean, in good order and condition, ordinary wear and tear and casualty not caused by Tenant, its agents, servants, employees, visitors, or licensees excepted, and at Tenant's expense to remove all property of Tenant and, at Landlord's option, any alteration, addition and improvement made by Tenant and to repair all damages to the Premises caused by such removal and restore the Premises to the condition in which they were prior to the installation of the articles so removed. Any improvements or installations which are required to be but are not so removed shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord, as Landlord shall desire, but Tenant shall be responsible for the cost of restoration of the Premises and removal and disposal. To the extent Tenant is required to remove any improvements made by Tenant to the Premises upon the expiration or sooner termination of the Term, Landlord will notify Tenant of such removal requirement at the time Landlord approves the installation of any such improvements.

7.1.13  To conform to all rules and regulations which Landlord may make for the management and use of the Premises, requiring such conformance by Tenant and Tenant's employees, agents, contractors, visitors, servants, or licensees. Such rules and regulations shall be uniform and shall not discriminate against Tenant.

7.1.14  To comply with any existing or hereafter-enacted environmental laws, regulations, administrative acts or rulings, including but not limited to any laws governing the use, disposal or release of any Hazardous Substance (as defined below), affecting Tenant's operation at the Premises ("Environmental Laws"). Tenant shall, at its expense, make all submissions to, provide all information to, and comply with all requirements of the appropriate Governmental Authority under the Environmental Laws. In addition, if a Governmental Authority determines that a cleanup plan be prepared and that a cleanup be undertaken or any other action taken because of any spills or discharges of Hazardous Substances at the Premises which occur during the Term, Tenant shall at its expense prepare and submit the approved plans. Tenant shall not cause or permit any Hazardous Substance to be generated, processed, stored, transported, handled or disposed of on, under, in or through the Premises without first obtaining Landlord's written consent which may be withheld in Landlord's absolute discretion. As used herein, the term "Hazardous Substance" means any hazardous, toxic or dangerous substances, waste or material, including any biological waste, which is or becomes regulated under any federal, state or local statute, ordinance, rule, regulation or other law now or hereafter in effect pertaining to environmental protection, contamination or cleanup, including without limitation any substance, waste or material which now or hereafter is designated as a "Hazardous Substance" under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), or under the Model Toxics Control Act (Revised Code of Washington § 70.105D); without limiting the foregoing, Hazardous Substances shall include, but not be limited to, any substance which after being released into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or indirectly by ingestion through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer and/or genetic abnormalities. Tenant's obligations under this subsection 7.1.14 shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the Premises pursuant to the Cleanup Laws. At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of affidavits required by Landlord to determine the applicability of the Environmental Laws to the Premises, and shall sign the affidavits promptly when requested to do so by Landlord. Tenant shall indemnify, defend, and hold harmless Landlord from all fines, suits, procedures, claims, actions costs or liabilities of any kind arising out of or in any way connected with any spills or discharges of Hazardous Substances or wastes by Tenant at the Premises that occur during the Term, including without limitation, a decrease in the value of the Premises, damages due to loss or restriction of rentable or usable space, or any damages due to adverse impacts or marketing of space, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees, or any costs arising out of Tenant's failure to provide all information, make all submissions and take all steps required by a Governmental Authority under the Environmental Laws or any other environmental laws or regulations. Tenant's obligations and liabilities under this paragraph shall survive termination or sooner expiration of this Lease. Tenant's failure to abide by the terms of this subsection 7.1.14 shall be restrainable by injunction.

7.1.15  Tenant shall, prior to handling, processing, transporting, storing or disposing of any Hazardous Substance within the Premises (including, without limitation, any foam or any other material described in Material Safety Data Sheets to be used within the Premises) deliver to Landlord a plan describing such Hazardous Substances and Tenant's procedures for handling, processing, transporting, storing and disposing of each such Hazardous Substance ("Tenant's Plan"). Tenant's Plan shall also describe how Tenant will assure compliance with all Environmental Laws with respect to such Hazardous Substances. Tenant's Plan must be prepared by a person or environmental consulting firm with experience and sufficient expertise in Environmental Laws related to the Hazardous Substances described in Tenant's Plan. Tenant shall not handle, process, transport, store or dispose of any Hazardous Substance within the Premises until Landlord and Landlord's insurer have approved Tenant's Plan. Tenant shall make such reasonable revisions to Tenant's Plan as are required by Landlord or Landlord's insurer. Any permitted assignee or sublessee under this Lease will be required to deliver to Landlord for Landlord's approval a similar plan before any such assignee or sublessee may handle, process, transport, store or dispose of any Hazardous Substance within the Premise.

7.2   Negative Covenants. Tenant covenants at all times during the Term and such further time as Tenant occupies the Premises or any part thereof:

7.2.1  Not to make or perform, or permit the making or performance of, any alterations, subdivisions, installations, decorations, improvements, additions or other physical changes in or about the Premises including those which are necessary to satisfy any Governmental Requirements (referred to collectively as "alterations") without Landlord's prior written consent. Landlord agrees not unreasonably to withhold its consent to any interior nonstructural alterations which do not adversely affect the Building's utility and mechanical systems proposed to be made by Tenant to adapt the Premises for Tenant's business purposes. Alterations shall be made only by contractors or mechanics approved by Landlord. All business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Office Park. Tenant shall submit to Landlord detailed plans and specifications for each proposed alteration and shall not commence any such alteration without first obtaining Landlord's approval of such plans and specifications; all reports, and all permits, approvals and certificates required by all Governmental Authorities shall be timely obtained by Tenant and submitted to Landlord; all materials and equipment to be incorporated in the Premises as a result of all alterations shall be new and first quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. In the event cost of an alteration exceeds the amount of three (3) monthly installments of Fixed Rent, Landlord shall have the right to require that Tenant obtain performance and payment bonds from such surety companies and in such forms as Landlord shall require in amounts at least equal to the cost of the proposed work.

7.2.2  Not to assign, sell, mortgage, pledge, or in any manner, voluntarily or involuntarily, transfer or permit the transfer of this Lease or any interest therein, or sublet the Premises or parts thereof or grant any license or concession, without Landlord's prior written consent, which may be withheld in Landlord's sole discretion, except as otherwise provided in Section 11.4. A transfer or change in the owners of Tenant's stock or a change in the composition of any noncorporate Tenant shall, unless such stock is publicly traded, be deemed an assignment. Consent by Landlord to an assignment, subletting, concession or license shall not be construed to relieve Tenant from obtaining the express consent of Landlord to any further assignment, subletting, concession or license, nor shall the collection of Rent by Landlord from any assignee, subtenant or other occupant be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as Tenant or a release of Tenant from the covenants in this Lease on Tenant's part to be performed. Tenant and any assignee or subtenant shall be jointly and severally liable for the obligations under this Lease.

7.2.3  NOT TO AFFIX ANY SIGN TO THE EXTERIOR OF THE PREMISES OR ITS WINDOWS (OR WITHIN THE PREMISES IF SUCH SIGN CAN BE SEEN OUTSIDE THE PREMISES), OR TO ANY PART OF THE COMMON AREA OR THE BUILDING; PROVIDED, HOWEVER, THAT TENANT MAY PLACE ITS CORPORATE NAME AND LOGO ON THE EXTERIOR OF THE BUILDING SO LONG AS (A) THE SIGN HAS BEEN APPROVED BY LANDLORD, AND (B) THE SIGNAGE MEETS ALL LOCAL CODES AND REGULATIONS.

7.2.4  Not to obstruct or encumber or use the Common Areas for any purpose other than ingress and egress to and from the Premises. Tenant shall not bring or keep or permit to be brought or kept, any inflammable, combustible or explosive fluid, material, chemical or substance in or about the Premises. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building or the Office Park. If any of Tenant's machines or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance.

8.            DESTRUCTION: CONDEMNATION; INSURANCE.

8.1   Damage or Destruction.

8.1.1  Damage and Repair. In case of damage to the Premises or the Building by fire or other casualty, Tenant shall give immediate notice to Landlord. If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed 30% of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, or if insurance proceeds sufficient for restoration are for any reason unavailable, then Landlord may no later than the sixtieth (60th) day following the damage, give Tenant a notice of Landlord's election to terminate this Lease. In the event of such an election, this Lease shall be deemed to terminate on the third (3rd) day after the giving of said notice, Tenant shall surrender possession of the Premises within a reasonable time thereafter, and the Rent shall be apportioned as of the date of said surrender and any Rent paid for any period beyond said date shall be repaid to Tenant. If the cost of restoration as estimated by Landlord shall amount to less than 30% of such replacement value of the Building and insurance proceeds sufficient for restoration are available, or if despite the cost Landlord does not elect to terminate this Lease, Landlord shall restore the Building and the Premises (to the extent of improvements to the Premises originally provided by Landlord hereunder) with reasonable promptness, subject to delays beyond Landlord's control and delays in the making of insurance adjustments by Landlord, and Tenant shall have no right to terminate this Lease except as herein provided. To the extent that the Premises are rendered untenantable, the Rent shall proportionately abate, except in the event such damage resulted from or was contributed to, directly, or indirectly, by the act, fault or neglect of Tenant, Tenant's contractors, agents, employees, invitees or licensees, in which event Rent shall abate only to the extent Landlord receives proceeds from Landlord's rental income insurance policy to compensate Landlord for loss of rent.

If the Premises are not restored as described above by that date which is nine (9) months from the date of the casualty, then, unless Tenant has been relocated as set forth below, Tenant will have the right to terminate this Lease by giving Landlord written notice of such termination no later than ten (10) days after the expiration of the nine month period. If Tenant fails to give such notice within the ten day period, this Lease will continue in full force and effect. If the Premises cannot be restored as described above within the nine month period described above, Landlord may, at its sole option and expense, elect to relocate Tenant prior to the expiration of the nine month period to a reasonable comparable space in the vicinity of the Building mutually agreed to between Landlord and Tenant. If Landlord elects to so relocate Tenant, Landlord will provide Tenant written notice describing the relocation space for Tenant’s approval. Tenant will not unreasonably withhold its approval. Tenant will respond to Landlord’s notice by providing either its approval of the space or its disapproval, with Tenant’s reasons for such disapproval, within ten (10) days after Landlord’s notice. If Tenant fails to respond within the ten day period, Tenant will be deemed to have approved the relocation space. If Landlord relocates Tenant in accordance with this paragraph, then Tenant will not have the right to terminate the Lease under this Section 8.1.1, and this Lease will continue in full force and effect.

8.1.2  Business Interruption. No damages, compensations or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building. Landlord shall use reasonable efforts to effect such repairs promptly.

8.1.3  Tenant Improvements. Tenant acknowledges Landlord will not carry insurance of any kind on any improvements paid for by Tenant or on Tenant's furniture or furnishings or on any fixtures, equipment, personal property, inventory, improvements or appurtenances of Tenant under this Lease and Landlord shall not be obligated to repair any damage thereto or replace the same.

8.2   Eminent Domain.

8.2.1  Entire Taking. If all of the Premises or such portions of the Building as may be required for the reasonable use of the Premises, are taken by eminent domain, this Lease shall automatically terminate as of the date title vests in the condemning authority and all Rents, Additional Rents and other payments shall be paid to that date.

8.2.2  Constructive Taking of Entire Premises. In the event of a taking of a material part but less than all of the Building, where Landlord shall reasonably determine that the remaining portions of the Premises cannot be economically and effectively used by it (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

8.2.3  Partial Taking. In case of taking of a part of the Premises, or a portion of the Building not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such Rent reduction to be effective as of the date title to such portion vests in the condemning authority.

8.2.4  Termination by Landlord. In the event that title to a part of the Building other than the Premises shall be so condemned or taken and if, in the opinion of the Landlord, the Building should be restored in such a way as to alter the Premises materially, the Landlord may terminate this Lease and the term and estate hereby granted by notifying the Tenant of such termination within sixty (60) days following the date of vesting of title, and this Lease and the term and estate hereby granted shall expire on the date specified in the notice of termination, not less than sixty (60) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set for the expiration of the term of this Lease, and the Rent hereunder shall be apportioned as of such date.

8.2.5  Awards and Damages. Landlord reserves all rights to damages to the Premises for any partial, constructive, or entire taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of the leasehold interest or the value of such leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be put for Tenant's moving expenses, business interruption or taking of Tenant's personal property (not including Tenant's leasehold interest) provided that such damages may be claimed only if they are awarded separately in the eminent domain proceedings and not out of or as part of the damages recoverable by Landlord.

9.   INSURANCE.

9.1   Tenant's Insurance. Tenant hereby agrees to maintain in full force and effect at all times during the Term and at Tenant's cost and expense, the policies of insurance described in this Section 9.1.

9.1.1  A policy or policies of hazard insurance insuring all Tenant's personal property, improvements and fixtures, existing in the Premises on the Commencement Date or at any time thereafter, against all of the risks covered by a standard "special causes of loss" endorsement. Such insurance shall be in an amount equal to the lesser of the replacement cost or full insurable value of such personal property, improvements and fixtures. The amount of any deductibles must be reasonably acceptable to Landlord.

9.1.2  A policy or policies of "commercial general liability", or a combination of "commercial general liability" and "umbrella or excess liability" insurance naming Landlord (and any mortgagee of Landlord and any lessor under an Overlease) as an additional insured thereunder, with combined single limits of not less than $3,000,000 and with deductibles reasonably acceptable to Landlord. The liability insurance required hereunder shall cover all of Tenant's operations and contingent liability of Tenant for all operations performed at the Premises on Tenant's behalf by Tenant's contractors or subcontractors and shall specifically include products/completed operations liability, contractual liability, fire damage liability, and medical payments and shall provide that Tenant's employees are covered by such insurance. The liability coverage required hereunder shall state that Tenant's insurance applies separately to each named insured against whom a claim is made or suit is brought, except with respect to the limits of the insurer's liability.

9.1.3  A policy or policies of "worker's compensation" insurance with minimum limits as required by the Washington Labor and Industrial Relations Statutes, and the rules and regulations promulgated thereunder, and policy or policies of "employer's liability".

9.1.4  A policy or policies of "business interruption insurance" covering those risks referred to in Section 9.1.1 in an amount not less than the Base Rent and Additional Rent for a period of not less than twelve (12) months commencing with the date of the loss.

9.1.5  Each policy of insurance required under this Section 9.1 shall (a) provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim any right of setoff, counterclaim, apportionment, proration or contribution by reason of any other insurance obtained by or for Landlord, Tenant, or any person claiming by, through or under any of them; (b) provide that such policy may not be canceled, whether or not requested by Tenant, except upon the insurer giving at least thirty (30) days prior written notice thereof to Landlord, Tenant and every mortgagee of any interest in the Premises (as such mortgagees are identified by Landlord to Tenant); (c) be written by an insurance company with a current AM Best Company rating of A-XII or better; and (d) be written as primary policies, not contributing with and not in excess of any coverage that Landlord may carry. If any insurance required of Tenant under this Lease becomes exhausted as a result of claim payments or is canceled or non-renewed or becomes null and void for any reason, Landlord reserves the right but shall not be obligated to replace or reinstate such insurance for the protection of Landlord's interest and Tenant shall reimburse Landlord within twenty (20) days of demand for any and all expenses incurred as a result of such reinstatement or replacement of Tenant's insurance. Landlord makes no representation that the limits of liability specified to be carried by Tenant under the terms of this Lease are adequate to protect Tenant against Tenant's undertakings under this Section 9.1, and if Tenant believes any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. On or prior to the Commencement Date, and thereafter within twenty (20) days following a request from Landlord, Tenant shall deposit with Landlord current certificates of insurance issued by the insurance carriers or the insurance brokers certifying that all insurance required of Tenant under this Section 9.1 is in effect. If requested by Landlord in writing, Tenant also shall deposit current copies of all required insurance policies and endorsements. Landlord shall have the right to periodically require Tenant to increase the liability limits, change the coverages and the scope of the risks covered by the insurance policies required of Tenant hereunder to such higher levels, such other coverages or such broader scope of risks as Landlord may from time to time reasonably specify; provided, however, that such changes will not impose insurance obligations on Tenant greater than the obligations generally being required of similarly situated tenants of similar properties in the vicinity of the Building at the time such changes are required.

9.2  Landlord's Insurance. Landlord shall maintain, with insurance companies qualified to do business in the State of Washington, such property, rental insurance, commercial general liability insurance and other insurance coverages as Landlord deems prudent and in such amounts and with such deductibles as Landlord deems appropriate. If Landlord shall so elect, Landlord may self insure in whole or part any of the foregoing coverages. The premiums for said policy or policies, or, if a policy is part of a blanket policy, the amount of the premium (including any amount for the waiver of subrogation set forth below) allocable to the Building, or, if Landlord shall self insure in whole or part, premiums which would be attributable to the self-insured portion, shall be a Common Area Operating Cost as set forth in Section 3.4. The proceeds of said insurance shall be adjusted by and payable solely to Landlord or its lenders.

9.3  Waiver of Subrogation. Landlord and Tenant hereby waive any and every claim which arises or may arise in its favor and against the other party during the Term or any extension or renewals thereof, for any and all losses resulting from the peril of fire to any of its property located within or upon, or constituting part of the Premises, which loss or damage is covered by valid and collectible insurance policies, to the extent that such loss or damage is recoverable under such policies. Said mutual waiver shall be an addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto. Insomuch as said waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person) each party agrees, if not previously arranged with its insurance company, immediately to give to each insurance company which has issued to it policies of property insurance covering the peril of fire, written notice of the terms of said mutual waivers, and to have such insurance policies properly endorsed, if necessary to prevent the invalidation of said insurance coverage by reason of said waivers.

10.   DEFAULTS AND REMEDIES.

10.1        Default. The occurrence at any time prior to or during the Term of any one or more of the following events (the "Events of Default") shall constitute a default under this Lease:

10.1.1  If Tenant shall default in the payment when due of any installment of Rent; or

10.1.2  If Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant's part to be observed or performed (other than covenants for the payment of Rent; or

With respect to a default under subsection 10.1.1 above, Tenant shall ten (10) days after written notice of the Event of Default to remedy or cure its default. With respect to an Event of Default under subsection 10.1.2 above, Tenant shall have twenty (20) days after a written notice from Landlord to remedy or cure the default; however, if the default cannot reasonably be cured within such twenty (20) day period, and Tenant commences the cure within the twenty (20) day period, and thereafter diligently prosecutes the cure to completion in good faith, said twenty (20) day period shall be extended for such period of time as is reasonably necessary for Tenant to cure the default, but in no event more than an additional sixty (60) days. The foregoing notice and cure period shall be inclusive of and not in addition to the notices and cure periods provided for in RCW 59.12, as now or hereafter amended, or any legislation in lieu or substitution thereof.

10.2  Remedies. If an Event of Default occurs and Tenant fails to cure the default within the applicable cure period, if any, Landlord shall have the following rights and remedies, at its option, which shall be cumulative and not exclusive, and which shall be in addition to and not in lieu of any other rights or remedies available to Landlord at law or in equity, or elsewhere in this Lease: (i) to declare the Lease Term ended and reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder; (ii) to cure such default on Tenant's behalf and at Tenant's cost and expense and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in effecting the cure; (iii) without declaring this Lease terminated, to reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and collect any unpaid rentals and other charges, which have become payable, or which may thereafter become payable; (iv) even though it may have reentered the Premises, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.

               10.2.1  Reentry. If Landlord reenters the Premises under option (iii) of Section 10.2, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent thereafter accruing as it becomes due, or to have terminated Tenant's liability for damages under any of the provisions hereof, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease, and Tenant shall be liable for and reimburse Landlord upon demand for all costs and expenses of every kind and nature incurred in retaking possession of the Premises and all other losses suffered by Landlord as a consequence of Tenant's default. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the expense and risk of Tenant.

10.2.2  Termination. If Landlord elects to terminate this Lease pursuant to the provisions of options (i) or (iv) of Section 10.2, Landlord may recover from Tenant as damages, the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of the Rent loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to, any costs or expenses incurred by Landlord in retaking possession of the Premises, including reasonable attorneys' fees therefor; maintaining or preserving the Premises after such default; preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting; leasing commissions; and any other costs necessary or appropriate to relet the Premises; and (v) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Washington. As used in items (i) and (ii) of this Section 10.2.2, the "worth at the time of award" shall be computed by allowing interest at the interest rate specified in Section 3.8 of this Lease. As used in item (iii) above, the "worth at the time of award" shall be computed by using the then applicable discount rate quoted by the Federal Reserve Bank of San Francisco or its successor.

10.2.3  Re-letting the Premises. At the option of Landlord: (i) the Rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or termination; (ii) Landlord may relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant reasonable concessions of free rent; and (iii) Tenant or the legal representative of Tenant shall also pay Landlord, as damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, for each month of the period which would otherwise have constituted the balance of the Term, any deficiency between (x) the sum of (a) one monthly installment of Fixed Rent, (b) the Tax Rent that would have been payable for the month in question but for such reentry or termination, and (c) the current monthly minimum Common Area Rent, and (y) the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term. The reasonable refusal or failure of Landlord to relet the Premises or any part of parts thereof shall not release or affect Tenant's liability for damages provided Landlord shall have made the same effort and on the same terms to relet the Premises as with respect to other vacant space in the Office Park, however, Landlord shall not be required to prefer the reletting of the Premises over any other space in the Office Park. In computing such damages there shall be added to the said deficiency such reasonable expenses as Landlord' may incur in connection with reletting, such as court costs, attorneys fees and disbursements, brokerage and for the expenses of putting and keeping the Premises in good order or for preparing the same for reletting as hereinafter provided. Any such damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent or prior month by a similar proceeding. Landlord, at Landlord's option, may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord in Landlord's sole judgment considers advisable and necessary for the purpose of reletting the Premises for the purpose of reletting the Premises to another user of warehouse space; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Except as expressly provided herein, Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or in the event that the Premises are relet, for failure to collect the rent thereof under such reletting.

10.2.4  Appointment of Receiver. If an Event of Default has occurred, Landlord shall have the right to have a receiver appointed to collect rent. Neither the filing of a petition for appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate this Lease.

10.2.5  Waiver of Redemption Rights. Tenant, for itself, and on behalf of any and all persons claiming through or under it, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease for the term hereof, as it may have been extended, after having been dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

10.3         Trial by Jury; Counterclaim. Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters not relating to personal injury or property damage but otherwise arising out of or in anyway connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and any emergency statutory or any other statutory remedy.

10.4         Holdover by Tenant. In the event Tenant remains in possession of any portion of the Premises after the expiration of the Term as to such portion and without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying such portion of the Premises as a tenant from month to month, at a monthly rental equal to the sum of (a) one hundred fifty percent (150%) of the monthly installment of Fixed Rent payable during the last month of the Term, (b) the monthly installment of Tax Rent payable for the last month of the Term, and (c) the Common Area Rent payable for such month, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. Tenant shall not and hereby waives the right to interpose any counterclaim or counterclaims in a summary proceeding or other action by Landlord based on holdover.

10.5          Landlord's Right To Cure Defaults. Landlord may cure, after notice of default is served, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorneys' fees, together with interest on the amount of costs and expenses so incurred at the rate provided in Section 3.8 hereof, shall be paid by Tenant to Landlord on demand, and shall be recoverable as Additional Rent.

10.6  Waiver of Default. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any covenant, condition or duty of the other shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty of Tenant, unless in writing signed by the party against whom waiver is sought.

11.   ASSIGNMENT AND SUBLETTING. After completion of the Tenant Improvements, the payment of any amounts for Tenant Improvements, and the taking of the Premises for occupancy, and so long as no Event of Default has occurred and is continuing, Tenant may, in writing, request Landlord's consent to an assignment of this Lease or a subletting of all (but not less than all) of the Premises. Such request shall include the name of the proposed assignee or subtenant, a copy of the proposed agreements and instruments relating to the transaction, certi-fied financial statements of the proposed assignee or subtenant and its officers, directors and stockholders, and such information as to the financial responsibility, business and standing of the proposed assignee or subtenant as Landlord may reasonably require.

11.1  Right to Cancel. Upon the receipt by Landlord of a request from Tenant to sublet or assign, and the information from Tenant described above, Landlord shall have the right, to be exercised in writing within thirty (30) days after such receipt, to cancel and terminate this Lease as of the date set forth in Landlord's notice of exercise of such option, which effective date of termination in Landlord's notice shall be not less than sixty (60) nor more than one hundred twenty (120) days following the service of such notice. If Landlord shall exercise such cancellation right, Tenant shall surrender possession of the Premises, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term. In no event shall the Premises be subdivided or partially sublet.

11.2  Consent Required. If Landlord shall not exercise its right to cancel this Lease as provided in Section 11.1, Landlord's consent to such request shall not be unreasonably withheld provided such consent to sublease or assignment is effected by a legal document in form and substance satisfactory to Landlord and Section 11.3 below shall apply with respect to a possible adjustment of Rent. In no event shall any assignment or subletting to which Landlord may have consented release or relieve Tenant from its obligations fully to perform all of the terms, covenants and conditions of the Lease on its part to be performed. In determining whether to consent to a proposed assignment or subletting, Landlord may consider any commercially reasonable basis for approving or disapproving the proposed assignment or subletting, including without limitation any of the following: (i) the business experience or reputation of the proposed assignee or sublessee, (ii) whether the clientele, personnel, or traffic which will be generated by the business of the proposed assignee or sublessee is consistent in Landlord's opinion with the businesses of other tenants in the Building and the Office Park; (iii) notwithstanding that Tenant or others may remain liable under this Lease, whether the proposed assignee or sublessee has a net worth and financial strength and a credit record satisfactory to Landlord; (iv) whether the use of the Premises by the proposed assignee or sublessee will be substantially the same as the use of the Premises by Tenant, and whether such use is consistent with the businesses of other tenants then occupying the Office Park, and whether such use will violate or create a potential violation of any laws or a breach or violation of any other lease or agreement by which Landlord is bound; (v) whether the proposed use of the Premises by the proposed assignee or sublessee will increase the likelihood of damage or destruction to the Premises or the Building, be likely to cause an increase in insurance premiums for insurance policies applicable to the Building, require new tenant improvements incompatible with the then existing Building systems and components, and otherwise have or cause a material adverse impact on the Premises, the Building, the Office Park or Landlord's interests therein; (vi) whether the proposed assignee or sublessee is an existing tenant or occupant of the Building or the Office Park or a person or entity with whom Landlord is then dealing, or with whom Landlord has had dealings during the previous six (6) months with respect to leasing of space in the Office Park; and (vii) whether any ground lessor or mortgagee whose consent to such transfer as required has so consented to the proposed transaction.

11.3  Adjustment to Rent. If under the assignment or sublease consented to by Landlord the rent, additional rent, other charges, and/or consideration, money or thing of value payable thereunder or payable in connection with the transaction exceed the Rent provided in this Lease, Tenant or, at Landlord's option, the sublessee or assignee shall pay said excess rent or other consideration to Landlord as Additional Rent hereunder as and when the same becomes due under said assignment or sublease.

11.4  Permitted Transfers. Notwithstanding the prohibition set forth in Section 7.2.2, if Tenant is a corporation, Tenant shall have the right, without the consent of Landlord, to assign its interest in this Lease to a parent, subsidiary or affiliate of Tenant or any corporation which is a successor to Tenant either by merger or consolidation, or in connection with the transfer of all of the business and assets of the Tenant or a public offering of Tenant's stock provided that the successor shall have a tangible net worth, determined in accordance with generally accepted accounting principles, at least equal to the tangible net worth of Tenant as of the date of this Lease. However, no such assignment shall be valid unless, within ten (10) days prior to the effective date thereof Tenant shall deliver to Landlord (1) a duplicate original instrument of assignment in form and substance satisfactory to Landlord, duly executed by Tenant, (2) an instrument in form and substance satisfactory to Landlord, duly executed by the assignee, in which such assignee shall assume observance and performance of and to be personally bound by, all terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, and (3) evidence of compliance with the conditions of this paragraph.

12.   MISCELLANEOUS PROVISIONS.

12.1  Notices. Any notice or demand from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be deemed duly served if mailed by Registered or certified mail, return receipt requested, addressed, if to Tenant, at the Building or to such other address as may be specified in Section 1 of this Lease, or to such other address as Tenant shall have last designated by notice in writing to Landlord, and if to Landlord, at the address of Landlord set forth herein or such other address as Landlord shall have last designated by notice in writing to Tenant, with copy to Managing Agent. Notice shall be deemed served when personally delivered or three (3) days after mailed if mailed.

12.2  Brokerage. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Lease other than the Brokers, if any, named herein and each covenants to pay, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof with whom they had dealings. Landlord acknowledges that Tenant has entered into an agreement with Tenant's Brokers for representation in connection with this Lease. Tenant acknowledges that Landlord has entered into an agreement with Landlord's Brokers for representation in connection with this Lease. In accordance with the terms of Landlord's listing agreement with Landlord's Brokers, Landlord shall pay any commissions due and payable to Landlord's Brokers or Tenant's Brokers in connection with this Lease.

12.3  Estoppel Certificates; Subordination Agreements.

12.3.1  Each of the parties agrees that it will, at any time and from time to time, within ten (10) business days following written notice by the other party hereto specifying that it is given pursuant to this section, execute, acknowledge and deliver to the party who gave such notice a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rent and any other payments due hereunder from Tenant have been paid in advance, if any, and stating whether or not to the best of knowledge of the signer of such certificate the other party is in default in performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge.

12.3.2  This Lease is and all of Tenant's rights hereunder are subject and subordinate to any Overlease, mortgages or deeds of trust that now exist or may hereafter be placed upon the Building, the Building Parcel or any part thereof and to any and all advances to be made thereunder, and to the interest thereon, and to all renewals, replacements, amendments, modifications, consolidations and extensions of any of the foregoing. Tenant agrees to execute within ten (10) business days following a written request from Landlord to Tenant, such docu-ments with holders of such Overleases, mortgages or deeds of trust confirming the foregoing subordination as may be requested by Landlord. Any lessor, mortgagee or beneficiary under any such Overlease, mortgage or deed of trust may elect that this Lease shall have priority over its Overlease, mortgage or deed of trust and upon notification of such election by such mortgagee or beneficiary to Tenant, this Lease shall be deemed to have priority over said Overlease, mortgage or deed of trust whether this Lease is dated prior to or subsequent to the date of said Overlease, mortgage or deed of trust. Tenant agrees to execute any subordination or nondisturbance agreement with the holder of any Overlease, mortgage or deed of trust on the Building Parcel or the Building confirming the matters set forth in this Section 12.3.2 and such other provisions as are customary in connection with such subordination agreements.

12.4  Applicable Law and Construction. The laws of the State of Washington shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The submission of this document to Tenant for examination does not constitute an offer to lease, or a reservation of or option to lease, and becomes effective only upon execution and delivery thereof by Landlord and Tenant. All negotiations, considerations, representations and understandings between the parties are incorporated in this Lease. Landlord or Landlord's agents have made no representations or promises with respect to the Building, the Office Park or the Premises, except as herein expressly set forth. The headings of the several articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles or sections. Whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

12.5  Relationship of the Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or partnership or joint venture between the parties hereto, it being understood and agreed that no provisions herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

12.6  Construction on Adjacent Premises or Buildings. If any excavation or other building construction shall be about to be made or shall be made on any premises adjoining or above or below the Premises or on any other portion of the Building, Tenant shall permit Landlord or the adjoining owner, and their respective agents, employees, licensees and contractors, to enter the Premises and to shore the foundations and/or walls thereof, and to erect scaffolding and/or protective barricades around and about the Premises (but not so as to preclude entry thereto) and to do any act or thing necessary for the safety or preservation of the Premises. Tenant's obligations under this Lease shall not be affected by any such construction or excavation work, shoring-up, scaffolding or barricading. Landlord shall not be liable in any such case for any inconvenience, disturbance, loss of business or any other annoyance arising from any such construction, excavation, shoring-up, scaffolding or barricades, but Landlord shall use its best efforts so that such work will cause as little inconvenience, annoyance and disturbance to Tenant as possible consistent with accepted construction practice in the vicinity and so that such work shall be expeditiously completed and will not materially and adversely affect the operation of Tenant's business within the Premises.

12.7  Recording. Tenant agrees not to record this Lease.

12.8  Binding Effect of Lease. The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. Each covenant, agreement, obligation or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.

12.9  Effect of Unavoidable Delays. The provisions of this section shall be applicable if there shall occur, during the Term, or prior to the commencement thereof, any (a) strike(s), lockout(s) or labor dispute(s); (b) inability to obtain labor or materials, or reasonable substitutes therefor; or (c) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, or (d) other conditions similar or dissimilar to those enumerated in this item beyond the reasonable control of the party obligated to perform. If Landlord or Tenant shall, as the result of any of the above-described events, fail punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of delay occasioned by any above-described event. Notwithstanding anything herein contained however, the provisions of this section shall not be applicable to Tenant's obligations to timely pay Rent or its obligations to pay any other sums, moneys, costs, charges or expenses required to be paid by Tenant hereunder and time shall be of the essence with respect to timely payment thereof.

12.10  No Oral Changes. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.11  Executed Counterparts of Lease. This Lease may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Lease.

12.12  Invalid Provisions. If any provision of this Lease is held unlawful or invalid, then this Lease shall continue in full force and effect but such unlawful or invalid provision shall be deemed omitted. If any portion of Rent shall at any time be held to be higher than the amount which the Landlord may lawfully reserve then the amount thereof shall be reduced to the highest lawful amount.

12.13  Entire Agreement. This Lease is the final and complete expression of Landlord and Tenant relating in any manner to the leasing, use and occupancy of the Premises, to Tenant's use of the Building and other matters set forth in this Lease. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect.

12.14  Attorneys' Fees. If a lawsuit or other legal proceeding is brought to enforce or interpret the terms of this Lease, the substantially prevailing party therein will be entitled to recover from the other party, the substantially prevailing party's reasonable attorneys' fees, witness fees and other court costs incurred in connection with such proceeding.

12.15  Transportation Management Program; Recycling. Tenant shall cooperate with Landlord in meeting the objectives and complying with the terms and conditions of any transportation management plan now or hereafter instituted by any Governmental Authority and applicable to the Building or the Office Park. In addition, Tenant will cooperate with and participate in any and all recycling programs now or hereafter in place with respect to the Building or the Office Park, whether or not governmentally mandated, if substantially all of the tenants of the Building or the Office Park, as applicable, are requested to participate.

13.   RIGHT TO TERMINATE EARLY. So long as Tenant is not then in default under this Lease beyond any applicable notice or cure period, Tenant may terminate this Lease effective as of the end of the fortieth (40th) full calendar month of the Lease Term by giving Landlord at least two hundred seventy (270) days advance written notice. If Tenant elects to terminate this Lease pursuant this Section 13, Tenant shall pay to Landlord, at the time Tenant delivers such notice, the unamortized balance of "Landlord's Costs" (defined below). The term "Landlord's Costs" means the sum of (1) the real estate fees and commissions paid by Landlord in connection with this Lease, and (2) Fixed Rent in the amount of $48,000, representing the free rent granted to Tenant during the fourth through the seventh months of the Lease Term.

DATED as of the day and year first above written.

LANDLORD:

THE TRUSTEES UNDER THE WILL AND
OF THE ESTATE OF JAMES CAMPBELL,
DECEASED, acting in their fiduciary and not in
their individual capacities

By	/S/ DORINE J HOLSEY STREETER
Dorine J. Holsey Streeter,
Executive Vice President,
Real Estate Investment Management

By	/S/ CLYDE A SKEEN
Clyde A. Skeen, Vice President,
Regional Manager
Real Estate Investment Management

APPROVED AS TO FORM FOR LANDLORD:

ALSTON, COURTNAGE & BASSETTI LLP

By	/S/ THOMAS a BARKEWITZ
Thomas A. Barkewitz

TENANT:

ZONES, INC., a Washington corporation

By	/S/ RONALD P MCFADDEN

	Its	President

By	/S/ RONALD P MCFADDEN

	Its	SVP, CFO

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT

State of California

County of San Francisco ) ss.
On this 21st day of September, 2005, before me, Jennifer Cobb, Notary Public, personally appeared Dorine J. Holsey Streeter, and Clyde A. Skeen,

Personally known to me.

WITNESS my hand and official seal.

/S/ JENNIFER COBB
Signature of Notary Public

Jennifer Cobb
Commision # 1556736
NOTARY PUBLIC - California
San Francisco County
My commission expires March 4, 2009.

STATE OF WA	)
) ss.
COUNTY OF King	)

On this 16th day of September, 2005, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Firoz Lalji and Ronald McFadden, to me known to be the CEO and CFO, respectively, of Zones, Inc., the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned.

I certify that I know or have satisfactory evidence that the persons appearing before me and making this acknowledgment are the persons whose true signatures appear on this document.

WITNESS my hand and official seal the day and year in this certificate above written.

/S/ RITA A GEBENINI
Signature

Rita A Gebenini
Print Name
NOTARY PUBLIC in and for the State of
WA, residing at 22411 127th Ave SE, Kent WA.
My commission expires June 29, 2008.